Exhibit 2.1

SHARE
EXCHANGE AGREEMENT

by and among

Aurum Explorations, Inc.
a Nevada corporation

and

Greatmat Holdings Limited
a British Virgin Islands company

and

Chris Yun Sang SO

and

Yau-sing TANG

Dated as of October 30, 2010

SHARE EXCHANGE AGREEMENT

THIS SHARE  EXCHANGE AGREEMENT (this “Agreement”) is entered into as of this 30th day of October, 2010, by and among Aurum Explorations, Inc., a Nevada corporation (“Aurum”), and Greatmat Holdings Limited, a British Virgin Islands company (“Greatmat”), Chris Yun Sang SO, the sole shareholder of Greatmat (the “Greatmat Shareholder”),  and Yau-sing TANG, the indirect beneficial majority shareholder of Aurum (the “Aurum Majority Shareholder”), upon the following premises:

Premises

WHEREAS, Aurum is a publicly traded corporation quoted on the inter-dealer electronic quotation and trading system maintained by Pink OTC Markets Inc. (the “Pink Sheets”);

WHEREAS, Aurum agrees to acquire 100% of the issued and outstanding shares of Greatmat from the Greatmat Shareholder in exchange for the issuance of certain shares of Aurum (the “Exchange”) and the Greatmat Shareholder agrees to exchange his shares of Greatmat on the terms described herein. On the Closing Date (as defined in Section 4.03), Greatmat will become a wholly-owned subsidiary of Aurum;

WHEREAS, the boards of directors of Aurum and Greatmat have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their respective stockholders.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF GREATMAT

As an inducement to, and to obtain the reliance of Aurum, except as set forth in the Greatmat Schedules (as hereinafter defined), Greatmat represents and warrants as of the Closing Date, as defined below, as follows:

Section 1.01  Incorporation.   Greatmat is a company duly incorporated, validly existing, and in good standing under the laws of the British Virgin Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Greatmat Schedules are complete and correct copies of the memorandum of association and articles of association of Greatmat as in effect on the date hereof, as well as a true and correct copy of the certificate of incorporation of Greatmat.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Greatmat’s memorandum of association or articles of association.  Greatmat has taken all actions required by law, its memorandum of association and articles of association, or otherwise to authorize the execution and delivery of this Agreement.  Greatmat has full power, authority, and legal capacity and has taken all action required by law, its memorandum of association and articles of association, and otherwise to consummate the transactions herein contemplated.

Section 1.02  Authorized Shares.  The number of shares which Greatmat is authorized to issue consists of 50,000 shares of a single class, par value $1.00 per share.  Greatmat has one (1) share currently issued and outstanding.  The issued and outstanding share is validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03  Subsidiaries and Predecessor Corporations.  Except as set forth in the Greatmat Schedule 1.03, Greatmat does not have any subsidiaries, and does not own, beneficially or of record, any shares of or control any other corporation.  For purposes hereinafter, the term “Greatmat” also includes those subsidiaries set forth on the Greatmat Schedules.

Section 1.04  Financial Statements.

(a)  Included in the Greatmat Schedule 1.04 are (i) the consolidated audited balance sheets of Greatmat as of December 31, 2008 and December 31, 2009 and the related consolidated audited statements of income, stockholders’ equity and cash flows for the fiscal years ended December 31, 2008 and December 31, 2009 together with the notes to such statements and the opinion of Albert Wong & Co., independent registered public accountants, and (ii) the unaudited consolidated financial statements of Greatmat for the six-month periods ended June 30, 2010 and 2009. All such financial statements have been prepared in accordance with U.S. generally accepted accounting principles consistently applied throughout the periods involved. The Greatmat balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Greatmat.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Greatmat had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with U.S. generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Greatmat, in accordance with U.S. generally accepted accounting principles. The statements of income, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by U.S. generally accepted accounting principles.

(b)  Greatmat has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and Greatmat has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(c)  The books and records, financial and otherwise, of Greatmat are in all material aspects complete and correct and have been maintained in accordance with U.S. generally accepted accounting principles consistently applied throughout the periods involved.

(d)  All of Greatmat’s assets are reflected on its financial statements, and, except as set forth in the Greatmat Schedules or the financial statements of Greatmat or the notes thereto, Greatmat has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05  Information.  The information concerning Greatmat set forth in this Agreement and in the Greatmat Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Greatmat has fully disclosed in writing to Aurum (through this Agreement, the Greatmat Schedules or drafts of the Current Report on Form 8-K previously provided to and to be filed by Aurum in connection with the Exchange) all information relating to matters involving Greatmat or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $500,000 liability, (ii) have led or may reasonably foreseeably lead to a competitive disadvantage on the part of Greatmat or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may reasonably foreseeably lead to a material adverse effect on Greatmat, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date (a “Material Adverse Effect”), including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06  Options or Warrants.  There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Greatmat.

Section 1.07  Absence of Certain Changes or Events.  Since June 30, 2010:

(a) There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Greatmat;

(b)  Greatmat has not (i) amended its memorandum of association or articles of association; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)  Greatmat has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 1.08  Litigation and Proceedings. Except as disclosed on Schedule 1.08, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Greatmat after reasonable investigation, threatened, by or against Greatmat or affecting Greatmat or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Greatmat does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09  Contracts.

(a)  All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which  Greatmat is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the Greatmat Schedules.  A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least twenty thousand dollars ($20,000);

(b)  All contracts, agreements, franchises, license agreements, and other commitments to which Greatmat is a party or by which its properties are bound and which are material to the operations of Greatmat taken as a whole are valid and enforceable by Greatmat in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

(c)  Except as included or described in the Greatmat Schedule 1.09 or reflected in the most recent Greatmat balance sheet, Greatmat is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Greatmat.

Section 1.10  No Conflict With Other Instruments.  Except as included or described in the Greatmat Schedule 1.10, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Greatmat is a party or to which any of its assets, properties or operations are subject.

Section 1.11  Compliance With Laws and Regulations.  To the best of its knowledge, Greatmat has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Greatmat or except to the extent that noncompliance would not result in the occurrence of any material liability for Greatmat.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 1.12  Approval of Agreement.  The Board of Directors of Greatmat has authorized the execution and delivery of this Agreement by Greatmat and has approved this Agreement and the transactions contemplated hereby, and will recommend to the Greatmat Shareholder that the Exchange be accepted.

Section 1.13  Greatmat Schedules.  Greatmat has delivered to Aurum the following schedules, which are collectively referred to as the “Greatmat Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Greatmat as complete, true, and correct as of the date of this Agreement in all material respects:

(a)  a schedule containing complete and correct copies of the memorandum of association and articles of association of Greatmat in effect as of the date of this Agreement;

(b)  listing the subsidiaries of Greatmat required to be provided pursuant to Section 1.03 hereof;

(c)  a schedule containing the financial statements of Greatmat identified in paragraph 1.04(a);

(d)  a schedule setting forth a the contracts identified pursuant to Section 1.09 hereof;

(e)  a schedule of any exceptions to the representations made herein; and

(f)  a schedule containing the other information requested herein.

Greatmat shall cause the Greatmat Schedules and the instruments and data delivered to Aurum hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.14  Valid Obligation.  This Agreement and all agreements and other documents executed by Greatmat in connection herewith constitute the valid and binding obligation of Greatmat, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.15     Intellectual Property. Greatmat owns, possesses, or can acquire on reasonable terms all Intellectual Property necessary for the conduct of its business as now conducted, except as such failure to own, possess, or acquire such rights would not result in a Material Adverse Effect.  Furthermore, (A) to the knowledge of Greatmat, there is no infringement, misappropriation or violation  by third parties of any such Intellectual Property, except as such infringement, misappropriation or violation would not result in a Material Adverse Effect; (B) there is no pending or, to the knowledge of Greatmat, threatened, action, suit, proceeding or claim by others challenging Greatmat’s rights in or to any such Intellectual Property, and Greatmat is not aware of any facts which would form a reasonable basis for any such claim; (C) the Intellectual Property owned by Greatmat, and the Intellectual Property licensed to Greatmat, has not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property, and Greatmat is not aware of any facts which would form a reasonable basis for any such claim; (D) there is no pending or threatened action, suit, proceeding or claim by others that Greatmat infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, Greatmat has not received any written notice of such claim and Greatmat is not aware of any other fact which would form a reasonable basis for any such claim; and (E) to the knowledge of Greatmat, no employee of Greatmat is in or has ever been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with Greatmat or actions undertaken by the employee while employed with Greatmat, except as such violation would not result in a Material Adverse Effect.  “Intellectual Property” shall mean all patents, patent applications, trade and service marks, trade and service  mark registrations, trade names, copyrights, licenses, inventions, trade secrets, domain names, technology, know-how and other intellectual property.

Section 1.16      Greatmat carries, or is covered by, insurance from insurers with appropriately rated claims paying abilities in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries; all policies of insurance and any fidelity or surety bonds insuring Greatmat or its business, assets, employees, officers and directors are in full force and effect; Greatmat is in compliance with the terms of such policies and instruments in all material respects; there are no claims by Greatmat under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and Greatmat  has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 1.17      OFAC. Neither Greatmat nor any of its affiliates nor any director, officer, agent, employee or affiliate of Greatmat or any of affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Greatmat or any of its affiliates with respect to U.S. sanctions administered by OFAC is pending or, to the knowledge of Greatmat, threatened; and Greatmat will not directly or indirectly lend, contribute or otherwise make available funds such proceeds to any party, joint venture partner or other person or entity, for the purpose of financing the activities of any person that would, if undertaken by a U.S. person as defined in U.S. sanctions administered by OFAC, be prohibited by any U.S. sanctions administered by OFAC.

Section 1.18      Labor. No labor problem or dispute with the employees of Greatmat exists or is threatened or imminent, and Greatmat is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, contractors or customers, that could have a Material Adverse Effect.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE AURUM MAJORITY SHAREHOLDER

As an inducement to, and to obtain the reliance of, Greatmat and the Greatmat Shareholder, except as set forth in the Aurum Schedules (as hereinafter defined), the Aurum Majority Shareholder represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 2.01  Organization.  Aurum is a corporation duly incorporated, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Aurum Schedules are complete and correct copies of the articles of incorporation and bylaws of Aurum (the “Articles”) as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Aurum’s Articles.  Aurum has taken all action required by law, its Articles, or otherwise to authorize the execution and delivery of this Agreement, and Aurum has full power, authority, and legal right and has taken all action required by law, its Articles, or otherwise to consummate the transactions herein contemplated.

Section 2.02  Capitalization

(a)       Aurum’s authorized capitalization consists of 50,000,000 shares of common stock, par value $0.001 per share, of which 12,186,900 shares are issued and outstanding (the “Outstanding Aurum Shares”).   No shares of preferred stock of Aurum are authorized, issued or outstanding.  All issued and outstanding shares of Aurum are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the Closing Date, no shares of Aurum’s common stock were reserved for issuance upon the exercise of outstanding options to purchase the common shares; (iv) no common shares were reserved for issuance upon the exercise of outstanding warrants to purchase Aurum common shares; (v) no shares of preferred stock were reserved for issuance to any party; and (vi) no common shares were reserved for issuance upon the conversion of Aurum preferred stock or any outstanding convertible notes, debentures or securities.  All outstanding Aurum common shares have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable contracts.

(b)      Other than the Outstanding Aurum Shares, there are no equity securities, partnership interests or similar ownership interests of any class of any equity security of Aurum, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.   Except as contemplated by this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Aurum is a party or by which it is bound obligating Aurum to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Aurum or obligating Aurum to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue Aurum common shares or preferred stock except as set forth in this Agreement.

(c)      Except as contemplated by this Agreement or as set forth on the Aurum Schedules, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Aurum is a party or by which it is bound with respect to any equity security of any class of Aurum, and there are no agreements to which Aurum is a party, or which Aurum has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 2.03  Subsidiaries and Predecessor Corporations.  Aurum does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04  Financial Statements.

(a)  Included in the Aurum Schedules are the audited balance sheets of Aurum as of July 31, 2009 and July 31, 2010 and the related audited statements of operations, stockholders’ equity and cash flows for the years ended July 31, 2009 and July 31, 2010, together with the notes to such statements and the opinion of Albert Wong & Co., independent certified public accountants, with respect thereto.  All such financial statements have been prepared in accordance with U.S. generally accepted accounting principles consistently applied throughout the periods involved. The Aurum balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Aurum.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Aurum had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with U.S. generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Aurum, in accordance with U.S. generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by U.S. generally accepted accounting principles;

(b)  Aurum has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and Aurum has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(c)  The books and records, financial and otherwise, of Aurum are in all material aspects complete and correct and have been maintained in accordance with U.S. generally accepted accounting principles consistently applied throughout the periods involved; and

(d)  All of Aurum’s assets are reflected on its financial statements, and, except as set forth in the Aurum Schedules or the financial statements of Aurum or the notes thereto, Aurum has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05  Information.  The information concerning Aurum set forth in this Agreement and the Aurum Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Aurum has fully disclosed in writing to Greatmat (through this Agreement, the Aurum Schedules or its filings with the SEC) all information relating to matters involving Aurum or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability, (ii) have led or may reasonably foreseeably lead to a competitive disadvantage on the part of Aurum or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may reasonably foreseeably lead to a material adverse effect on Aurum, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06  Options or Warrants.  There are no existing options, warrants, calls, or commitments of any character relating to the capital stock of Aurum.

Section 2.07  Absence of Certain Changes or Events.  Since July 31, 2010:

(a)  there has not been (i) any material adverse change in the business, operations, properties, assets or condition of Aurum or (ii) any damage, destruction or loss to Aurum (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Aurum;

(b)  Aurum has not (i) amended its Articles except as required by this Agreement or as previously publicly disclosed in Aurum’s filings with the SEC; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Aurum; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or  (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c)  Aurum has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Aurum balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Aurum; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)  To the Aurum Majority Shareholder’s knowledge, Aurum has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of Aurum.

Section 2.08  Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Aurum Majority Shareholder after reasonable investigation, threatened by or against Aurum or affecting Aurum or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  The Aurum Majority Shareholder has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.09  Contracts.

(a)  Aurum is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(b)  Aurum is not a party to or bound by, and the properties of Aurum are not subject to, any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c)  Aurum is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Aurum.

Section 2.10  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Aurum is a party or to which any of its assets, properties or operations are subject.

Section 2.11  Compliance With Laws and Regulations.  To the best of the Aurum Majority Shareholder’s knowledge, Aurum has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.12  Approval of Agreement.  The Board of Directors of Aurum has authorized the execution and delivery of this Agreement by Aurum and has approved this Agreement and the transactions contemplated hereby.

Section 2.13  Material Transactions or Affiliations.  Except as disclosed herein and in the Aurum Schedules, there exists no contract, agreement or arrangement between Aurum or any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Aurum to own beneficially, 5% or more of the issued and outstanding common shares of Aurum and which is to be performed in whole or in part after the date hereof or was entered into not more than two years prior to the date hereof.  Neither any officer, director, nor 5% Shareholders of Aurum has, or has had since inception of Aurum, any known interest, direct or indirect, in any such transaction with Aurum which was material to the business of Aurum.  Aurum has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.14  Aurum Schedules. Aurum has delivered to Greatmat the following schedules, which are collectively referred to as the “Aurum Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of Aurum to be complete, true, and accurate in all material respects as of the date of this Agreement.

(a)  a schedule containing complete and accurate copies of the articles of incorporation and bylaws of Aurum as in effect as of the date of this Agreement;

(b)  a schedule containing the financial statements of Aurum identified in paragraph 2.04;

(c)  a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Aurum since July 31, 2010, required to be provided pursuant to section 2.07 hereof; and

(d)  a schedule of any exceptions to the representations made herein; and

(e)  a schedule containing the other information requested herein.

Aurum shall cause the Aurum Schedules and the instruments and data delivered to Greatmat hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 2.15  Bank Accounts; Power of Attorney.  Set forth in the Aurum Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Aurum within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Aurum, (b) all safe deposit boxes and other similar custodial arrangements maintained by Aurum within the past twelve (12) months, and (c) the names of all persons holding powers of attorney from Aurum or who are otherwise authorized to act on behalf of Aurum with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.16  Valid Obligation.  This Agreement and all agreements and other documents executed by Aurum in connection herewith constitute the valid and binding obligation of Aurum, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.17  SEC Filings; Financial Statements.

(a)      Aurum has made available to Greatmat a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by Aurum with the SEC for the 36 months prior to the date of this Agreement (the “Aurum SEC Reports”), which, to Aurum’s knowledge, are all the forms, reports and documents filed by Aurum with the SEC for the 36 months or applicable period prior to the date of this Agreement. As of their respective dates, to Aurum’s knowledge, the Aurum SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Aurum SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)      Each set of financial statements (including, in each case, any related notes thereto) contained in the Aurum SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of Aurum at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a  material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) or results of operations of Aurum, taken as a whole (“Material Adverse Effect”).

Section 2.18  Exchange Act Compliance.  Aurum is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the common shares have been registered under Section 12(g) of the Exchange Act, and Aurum is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on Aurum.

Section 2.19  Title to Property.  Aurum does not own or lease any real property or personal property.  There are no options or other contracts under which Aurum has a right or obligation to acquire or lease any interest in real property or personal property.

Section 2.20  Intellectual Property.  Aurum does not own, license or otherwise have any right, title or interest in any intellectual property.

Section 2.21  Application of Takeover Protections. Aurum has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Aurum Articles of Incorporation and By-laws or the laws of its state of incorporation that is or could become applicable to the Greatmat Shareholder as a result of the Greatmat Shareholder and Aurum fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Exchange Shares and the Greatmat Shareholder’s ownership of the Exchange Shares.

Section  2.22    Foreign Corrupt Practices. Neither Aurum, nor to Aurum’s knowledge, any director, officer, agent, employee or other person acting on behalf of Aurum has, in the course of its actions for, or on behalf of, Aurum (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE GREATMAT SHAREHOLDER

The Greatmat Shareholder hereby represents and warrants to Aurum as follows.

Section 3.01  Good Title.  The Greatmat Shareholder is the record and beneficial owner of, and has good title to, his Greatmat common share, with the right and authority to sell and deliver such Greatmat common share, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Aurum as the new owner of such Greatmat common share in the share register of Greatmat, Aurum will receive good title to such Greatmat common share, free and clear of all liens.

Section 3.02  Capacity. The Greatmat Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, and to perform his obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the Greatmat Shareholder, enforceable against the Greatmat Shareholder in accordance with the terms hereof.

Section 3.03  No Conflicts.  The execution and delivery of this Agreement by the Greatmat Shareholder and the performance by the Greatmat Shareholder of his obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the Greatmat Shareholder and (c) will not violate or breach any contractual obligation to which the Greatmat Shareholder is a party.

Section 3.04  Purchase Entirely for Own Account. The Exchange Shares (as defined in Section 4.01 herein) proposed to be acquired by the Greatmat Shareholder hereunder will be acquired for investment for his own account, and not with a view to the resale or distribution of any part thereof, and the Greatmat Shareholder has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

 Section 3.05       Acquisition of Exchange Shares for Investment.

(a)  The Greatmat Shareholder is acquiring the Exchange Shares for investment for the Greatmat Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Greatmat Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Greatmat Shareholder further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b)  The Greatmat Shareholder represents and warrants that he: (i) can bear the economic risk of his investment, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Aurum and its securities.

(c)  The Greatmat Shareholder certifies that he is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (a “Non-U.S. Shareholder”) and is not acquiring the Exchange Shares for the account or benefit of any U.S. Person, and understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to the Greatmat Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  The Greatmat Shareholder has no intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, the Greatmat Shareholder was outside of the United States.  Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(d)  The Greatmat Shareholder acknowledges that neither the SEC nor the securities regulatory body of any state or other jurisdiction has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e)  The Greatmat Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in Aurum and its securities.  To the full satisfaction of the Greatmat Shareholder, he has been furnished all materials that he has requested relating to Aurum and the issuance of the Exchange Shares hereunder, and the Greatmat Shareholder has been afforded the opportunity to ask questions of Aurum’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Greatmat Shareholder.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Aurum or the Aurum Majority Shareholder set forth in this Agreement, on which the Greatmat Shareholder has relied in making an exchange of his shares in Greatmat for the Exchange Shares.

(f)  The Greatmat Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.  The Greatmat Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, Aurum’s compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”)).

(h)       The Greatmat Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the Greatmat Shareholder under this Section 3.06 shall survive the Closing.

Section 3.06     Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Greatmat Shareholder consents to Aurum making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE IV
PLAN OF EXCHANGE

Section 4.01  The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Greatmat Shareholder, who has elected to accept the exchange offer described herein by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, one (1) share of Greatmat, constituting all of the shares of Greatmat held by such shareholder; the objective of such Exchange being the acquisition by Aurum of not less than 100% of the issued and outstanding shares of Greatmat.  In exchange for the transfer of such securities by the Greatmat Shareholder, Aurum shall issue to the Greatmat Shareholder, his affiliates or assigns, a total of 36,560,700 shares of Aurum common stock, par value $0.001, representing 75.0% of the total common shares of Aurum, for all of the outstanding shares of Greatmat held by the Greatmat Shareholder (the “Exchange Shares”). At the Closing Date, the Greatmat Shareholder shall, on surrender of his certificate or certificates representing his Greatmat shares to Aurum or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing the Exchange Shares.

Upon consummation of the transaction contemplated herein, all of the issued and outstanding shares of Greatmat shall be held by Aurum. Upon consummation of the transaction contemplated herein there shall be 48,747,600 Aurum common shares issued and outstanding.

Section 4.02  Satisfaction of Present Liabilities of Aurum.  At or prior to the Closing Date, any and all liabilities and obligations of Aurum shall be satisfied by Aurum and the Aurum Majority Shareholder.

Section 4.03  Closing. The closing (the “Closing” or the “Closing Date”) of the transactions contemplated by this Agreement shall occur on October 30, 2010 upon the exchange of the shares of Aurum and Greatmat as described in Section 4.01 herein. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon all of the conditions of the Closing being met.

Section 4.04  Closing Events.  At the Closing, Aurum, Greatmat, the Greatmat Shareholder and the Aurum Majority Shareholder shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 4.05      Termination.  This Agreement may be terminated by the Board of Directors of Greatmat or Aurum only in the event that Aurum or Greatmat does not meet the conditions precedent set forth in Articles VI and VII.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE V
SPECIAL COVENANTS

Section 5.01     Regulation S Compliance.   Aurum agrees to refuse to register any transfer of shares issued pursuant to this Agreement pursuant to Regulation S if such transfer was not made in accordance with Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

        Section 5.02      Delivery of Books and Records.  At the Closing, Aurum shall deliver to Greatmat, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Aurum which is now in the possession of Aurum or its representatives.

Section 5.03      Third Party Consents and Certificates.  Aurum and Greatmat agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.04     Designation of Directors.  At the Closing, Yau-sing TANG shall resign as a director of Aurum and Chris Yun Sang SO (Chairman), Carol Lai Ping HO and Rick Chun Wah TSE shall be appointed to the Board of Directors of Aurum.  Such resignation and appointment will become effective on the tenth day following the mailing by Aurum of an information statement, or the Information Statement, to Aurum’s stockholders that complies with the requirements of Section 14f-1 of the Exchange Act.  Each director shall hold office until his successor has been duly elected and has qualified or until his death, resignation or removal.

 Section 5.05     Designation of Officers.  At the Closing, all present officers of Aurum shall resign from all their officer positions of Aurum and the persons as set forth below shall be appointed as Officers of Aurum:

Name	Position
Chris Yun Sang SO	Chief Executive Officer, President and Chief Financial Officer

Carol Lai Ping HO	General Manager, Secretary and Treasurer

Rick Chun Wah TSE	Marketing Director

Section 5.06      Indemnification.

(a)  Greatmat hereby agrees to indemnify Aurum, the Aurum Majority Shareholder and each of the officers, agents and directors of Aurum as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (the “Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(b)  The Greatmat Shareholder agrees to indemnify Aurum, the Aurum Majority Shareholder and each of the officers, agents and directors of Aurum as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article III of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(c)  The Aurum Majority Shareholder  hereby agrees to indemnify Greatmat and each of the officers, agents, and directors of Greatmat and the Greatmat Shareholder as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 5.07     The Acquisition of Aurum Common Shares.  Aurum and Greatmat understand and agree that the consummation of this Agreement including the issuance of the Aurum common shares to the Greatmat Shareholder in exchange for the Greatmat Share as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Aurum and Greatmat agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a)  In connection with the transaction contemplated by this Agreement, Aurum and Greatmat shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of Greatmat reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(b)  In order to more fully document reliance on the exemptions as provided herein, Greatmat, the Greatmat Shareholder, and Aurum shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Greatmat or Aurum and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(c)  The Greatmat Shareholder acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 5.08      Sales of Securities Under Rule 144, If Applicable.  As long as the Greatmat Shareholder owns any Exchange Shares:

(a)  Aurum will use its best efforts to at all times to satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that the Greatmat Shareholder can sell restricted securities that have been held for one year or more or such other restricted period as required by Rule 144 as it is from time to time amended.

(b)  Upon being informed in writing by the Greatmat Shareholder that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Aurum will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

(c)  If any certificate representing any such restricted stock is presented to Aurum’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, Aurum will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

Section 5.09      Payment of Liabilities.  Recognizing the need to extinguish all existing liabilities of Aurum prior to the Exchange, Greatmat has indicated it will not enter into this Agreement unless Aurum and the Aurum Majority Shareholder have arranged for the payment and discharge of all of Aurum’s liabilities, including all of Aurum’s accounts payable and any outstanding legal fees incurred prior to the Closing Date.  Accordingly, Aurum and the Aurum Majority Shareholder have agreed to arrange for the payment and discharge of all such liabilities.

Section 5.10      Assistance with Post-Closing SEC Reports and Inquiries.  Upon the reasonable request of Aurum, after the Closing Date, the Aurum Majority Shareholder shall use his reasonable best efforts to provide such information available to him, including information, filings, reports, financial statements or other circumstances of Aurum occurring, reported or filed prior to the Closing, as may be necessary or required by Aurum for the preparation of the reports that Aurum is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF AURUM

The obligations of Aurum under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01    Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Greatmat in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  Greatmat shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Greatmat prior to or at the Closing.  Aurum shall be furnished with a certificate, signed by the director of Greatmat and dated the Closing Date, to the foregoing effect.

Section 6.02     Approval by Greatmat Shareholder.  The Exchange shall have been approved by the holders of not less than one hundred percent (100%) of the shares, including voting power, of Greatmat, unless a lesser number is agreed to by Aurum.

Section 6.03     No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.04      Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Greatmat after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.05     Other Items. Aurum shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Aurum may reasonably request.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF GREATMAT
AND THE GREATMAT SHAREHOLDER

The obligations of Greatmat and the Greatmat Shareholder under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01    Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Aurum and the Aurum Majority Shareholder in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, Aurum shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Aurum. Greatmat shall be furnished with a certificate, signed by the chief executive officer of Aurum and dated the Closing Date, to the foregoing effect.

Section 7.02     Good Standing.  Aurum shall have received a certificate of good standing from the Nevada Secretary of State or other appropriate office, dated as of a date within thirty days prior to the Closing Date certifying that Aurum is in good standing as a company in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.03     No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.04      Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Aurum after the Closing Date on the basis as presently operated shall have been obtained.

Section 7.05      Approval of Name Change and By-law Amendments.  The board of directors of Aurum shall through unanimous written consent have (i) approved an amendment to Aurum’s Articles of Incorporation to change the name of Aurum to Greatmat Technology Corporation and to effect a reverse stock split and/or increase the authorized shares of Aurum, (ii) recommended to the stockholders of Aurum to approve such amendments, (iii) instructed the officers of Aurum to prepare and file a Schedule 14C with the SEC regarding the approval of such amendments upon the receipt of the requisite stockholder consents, and (iv) approved amendments to Aurum’s By-laws providing for the indemnity of officers and directors and clarifying the procedure for shareholder written consents.

        Section 7.06      Other Items.  Greatmat shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Greatmat may reasonably request.

ARTICLE VIII
MISCELLANEOUS

Section 8.01      Brokers.  Aurum and the Aurum Majority Shareholder, on the one hand, and Greatmat and the Greatmat Shareholder, on the other hand, agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement that are not payable entirely by such party.  The Aurum Majority Shareholder (including with respect to claims based on the actions of Aurum) and Greatmat (including with respect to claims based on the actions of the Greatmat Shareholder) agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.02      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the transactions contemplated hereunder.

Section 8.03      Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Greatmat, to:

Room 2102-03, 21/F, Kingsfield Centre
18-20 Shell Street, North Point, Hong Kong

With copies to (which shall not constitute notice):

The Crone Law Group
Attn: James Shafer, Esq.
101 Montgomery, Suite 1950
San Francisco, CA 94104

If to Aurum, to:
Inc. Plan of Nevada
613 Saddle Rider Court
Henderson, NV 89001

With copies to (which shall not constitute notice):

Mr. Yau-sing Tang
Suite 903 Allied Kajima Building
138 Gloucester Road, Wanchai, Hong Kong

If to the Greatmat Shareholder, to:

Mr. Chris Yun Sang So
Room 2102-03, 21/F, Kingsfield Centre
18-20 Shell Street, North Point, Hong Kong

With copies to (which shall not constitute notice):

The Crone Law Group
Attn: James Shafer, Esq.
101 Montgomery, Suite 1950
San Francisco, CA 94104

If to the Aurum Majority Shareholder, to:

Mr. Yau-sing Tang
Suite 903 Allied Kajima Building
138 Gloucester Road, Wanchai, Hong Kong

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04      Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05      Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.06      Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 8.07      Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 8.08     Third Party Beneficiaries.  This contract is strictly between Aurum, Greatmat, the Greatmat Shareholder and the Aurum Majority Shareholder, and, except as specifically provided, no director, officer, stockholder (other than the Greatmat Shareholder or the Aurum Majority Shareholder), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 8.09      Expenses.  Subject to Article VI and VII above, whether or not the Exchange is consummated, each of the parties hereto will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 8.10      Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.11      Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 8.12      Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.13      Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.14      Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Aurum Explorations, Inc.

By:	/s/
Name: Yau-sing TANG
Title: Chief Executive Officer

Greatmat Holdings Limited

By:	/s/
Name: Chris Yun Sang SO
Title: Director

Yau-sing TANG

Chris Yun Sang SO